Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-208549) on Form S-1 of GeoVax Labs, Inc. of our report dated March 24, 2017, relating to the consolidated financial statements of GeoVax Labs, Inc. which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 24, 2017 relating to the financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia

March 24, 2017